Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "APOLLO MEDICAL HOLDINGS, INC.", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF OCTOBER, A.D. 2015, AT 4:13 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

2074844 8100
SR# 20150540714

Authentication: 10254971
Date: 10-16-15

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF DESIGNATION OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

APOLLO MEDICAL HOLDINGS, INC.

Apollo Medical Holdings, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

The name of the corporation is Apollo Medical Holdings, Inc.

The certificate of incorporation of the Corporation authorizes the issuance of Five Million (5,000,000) shares of Preferred Stock, $.001 par value, and expressly vests in the Board of Directors of the Corporation the authority provided therein to provide for the issuance of said shares in series and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof.

The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a "Series A Convertible" issue of Preferred Shares:

RESOLVED, that a series of the class of authorized Preferred Stock of the Corporation be and hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

1. Designation And Amount. The shares of the series shall be designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be One Million One Hundred Eleven Thousand One Hundred Eleven (1,111,111).

2. Dividends. The holders of the shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, on parity with the holders of the shares of Common Stock, and shall share ratably with the holders of the shares of Common Stock in any declaration or payment of any dividend in such amounts as are then payable to a holder of an equal number of shares of the Common Stock into which such shares of Series A Preferred Stock may be converted as of the record date, payable when, as, and if declared by the Board of Directors, and such dividends shall be non-cumulative.

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3. Liquidation, Dissolution Or Winding Up.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders ,if any, of any Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Common Stock or other Preferred Stock, if any, junior ranking on liquidation ("Junior Stock"), an amount equal to the sum of (i) $9.00 for each outstanding share of Series A Preferred Stock ("Original Series A Issue Price") and (ii) any declared and unpaid dividends on such share for each share of Series A Preferred Stock then held by them. The Original Series A Issue Price shall be subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares. If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to the holders, if any, of any Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock, and any other class of stock ranking on liquidation on a parity with the Series A Preferred Stock (such Preferred Stock ranking on liquidation on parity with the Series A Preferred Stock being referred to as "Parity Stock"), shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable with respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(b) After the payment of all preferential amounts required to be paid to the holders, if any, of any Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock, any Series A Preferred Stock and any Parity Stock upon the dissolution, liquidation or winding up of the Corporation, any remaining assets and funds of the Corporation available for distribution to the Corporation's stockholders shall be distributed pro rata to the Junior Stock.

(c) Neither the sale, lease nor exchange (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, nor the merger, consolidation or combination of the Corporation into or with any other corporation or the merger, consolidation or combination of any other corporation or entity into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 3.

(d) After payment to the holders of Series A Preferred Stock of the full amount of the distribution of assets upon dissolution, liquidation or winding up of the Corporation to which they are entitled pursuant to this Section 3, such holders will not be entitled to any further participation in any distribution of assets by the Corporation.

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4. Voting Rights. The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to be nearest whole number (with one-half being rounded upward).

5. Conversion.

(a) Conversion Rights. Each share of Series A Preferred Stock will be convertible, (i) at the option of the holder thereof at any time after issuance(a "Voluntary Conversion"), and (ii) mandatorily at any time not sooner than the earlier to occur of (A) the Redemption Expiration Date (as defined in Section 6(b) below), or (B) the date on which the Corporation receives the written, irrevocable decision of the holder of Series A Preferred Stock not to require a Redemption pursuant to Section 6, if the Corporation receives aggregate gross proceeds of not less than Five Million Dollars ($5,000,000) in one or more transactions for the sale of its equity securities or securities convertible into, or exchangeable for, equity securities (other than the transaction pursuant to which the Series A Preferred Stock is being issued) (a "Mandatory Conversion"), at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Conversion Price, determined as hereinafter provided, in effect on the date the certificate evidencing such share is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in subsection (c) of this Section 5.

(b) Mechanics of Conversion. In the case of a Voluntary Conversion, before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the shares of Common Stock are to be issued. In the case of a Mandatory Conversion, the Corporation shall give written notice to the holder of Series A Preferred Stock at the address indicated in the Corporation's stock ledger, not sooner than the earlier to occur of (i) the Redemption Expiration Date or (ii) the date on which the Corporation receives the written, irrevocable decision of the holder of Series A Preferred Stock not to require a Redemption pursuant to Section 6, of the satisfaction of the conditions for a Mandatory Conversion and promptly after receipt of such notice, the

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holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock. In either case, the Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid (or, if consistent with the Corporation's practice of issuing shares of Common Stock, non-certificated shares of Common Stock represented by book-entry on the records of the Corporation or the Corporation's transfer agent). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(c) Adjustments to Conversion Price. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(i) In the event the Corporation should, at any time or from time to time after the date upon which any shares of Series A Preferred Stock were first issued (the "Purchase Date"), fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(ii) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(d) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights

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not referred to in Subsection 5(c)(i), then, in each such case for the purpose of this Subsection 5(d), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(f) Fractional Shares. No fractional shares shall be issued upon conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(g) Reservation of Stock Issuable Upon Conversion. The Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be deemed sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock.

6. Redemption Rights.

(a) Right of Redemption. At any time prior to conversion pursuant to Section 5, the holder of Series A Preferred Stock may, on one occasion, in its sole and absolute discretion, cause the Corporation to redeem all, but not less than all, such securities held by such holder (the "Redeemed Securities"), if an Event of Redemption has taken place (a "Redemption"). An "Event of Redemption" shall mean the Corporation's reporting, in its periodic reports filed with the Securities and Exchange Commission, less than $60 million of net revenues for the four quarters prior to and including the quarter ending on September 30, 2016.

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(b) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to cause the Corporation to redeem the Redeemed Securities, such holder shall give written notice (the "Redemption Notice" and the date on which the Redemption Notice is given, the "Redemption Notice Date") to the Corporation at its principal corporate office, of the election to redeem the same, which Redemption Notice shall be irrevocable. The holder of Series A Preferred Stock may give a Redemption Notice any time after an Event of Redemption has occurred until the later to occur of (i) January 31, 2017 or (ii) sixty (60) days after the date on which the Corporation files its periodic report with the Securities and Exchange Commission for the quarter ending on September 30, 2016 (the "Redemption Expiration Date"); no Redemption Notice shall be given or recognized by the Corporation after the Redemption Expiration Date.

(c) Redemption Price. The Corporation shall pay to the holder of the Redeemed Shares the aggregate original price paid by such holder, or its predecessor or antecedent holder for the Series A Preferred Stock, together with interest at a rate of ten percent (10%) per annum commencing on the Redemption Notice Date through and including the day immediately preceding the date on which the Redemption Closing (as defined in Section 6(d)) is held (the "Redemption Price").

(d) Redemption Closing. The Corporation shall schedule a closing in respect of the Redemption (the "Redemption Closing"), upon not less than ten (10) business days' written notice to the holder, on a date not later than the one (1) year anniversary of the Redemption Notice Date. At the Redemption Closing, the holder of the Redeemed Shares shall surrender the certificate or certificates therefor, duly endorsed, and the Corporation shall pay the Redemption Price to the holder of the Redeemed Shares, in cash or by wire transfer.

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FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series A Convertible issue of Preferred Shares and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by its Secretary, this 14th day of October, 2015. The signature below shall constitute the affirmation or acknowledgment of the signatory, under penalties of perjury, that the instrument is the act and deed of the Corporation and that the facts stated herein are true.

Warren Hosseinion,
Chief Executive Officer

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